Exhibit 99.1

EMRISE
NEWS	CORPORATION

611 Industrial Way
Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc
John Donovan	Rene Caron (investors)
Chief Financial Officer	Len Hall (media)
(732) 387-5790	949-474-4300
jdonovan@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION EXTENDS SHORT TERM FORBEARANCE

AGREEMENT WITH LENDER THROUGH JANUARY 25, 2010

EATONTOWN, NJ — January 15, 2010 — EMRISE CORPORATION (NYSE Arca: ERI) today announced that it has extended an existing short term forbearance agreement with its lender through January 25, 2010.

On December 30, 2009, EMRISE and certain of its subsidiaries entered into a short-term forbearance agreement with its lender, whereby the lender agreed, among other things, to not exercise remedies with respect to any default of the financial covenants as currently in effect under the credit agreement until and through January 15, 2010, which date, via this extension, is now modified to January 25, 2010.  Under the terms of the December 30, 2009 agreement, the lender agreed to accept a reduced monthly principal payment from the Company under the credit agreement in the amount of $150,000 (reduced from $287,000) for the month of January 2010, which EMRISE has subsequently paid.  The short-term forbearance and this extension to that agreement is contingent upon no additional events of default occurring under the credit agreement.  The parties have agreed that they will continue to negotiate the terms of a longer forbearance period.  There can be no assurance that the parties will reach a satisfactory agreement.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. Primary growth driver applications for EMRISE products include the use of its RF devices in radio-controlled improvised explosive device (RCIED) jamming systems, and the use of its Network Timing and Synchronization products in edge networks. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers including a majority of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including EMRISE’s ability to ensure that no additional events of default will occur under its credit agreement, and the ability for EMRISE to negotiate the terms of a longer forbearance period with its lender may be interpreted as forward looking statements. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to the Company’s financial performance in the fourth quarter of 2010 as it relates to previously established financial covenants in the credit agreement with its lender, the Company’s possible failure to comply with any other provisions of the credit facility with its lender, including but not limited to its requirement to make principal and interest payments as required, possible failure of the Company and its lender to come to mutually agreeable terms for a longer term forbearance agreement by January 25, 2010, or at all, and those factors contained in the “Risk Factors” Section of EMRISE’s Form 10-K for the year ended December 31, 2008, Form 10-Q for the quarterly period ended September 30, 2009, and other EMRISE filings with the Securities and Exchange Commission.